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                                                                   Exhibit 10.36

AGREEMENT FOR SALE OF REAL PROPERTY

This Agreement for Sale of Real Property (the "Agreement") is made this 13 day of August, 1998 by and between United Air Lines, Inc., a Delaware corporation with its mailing address at P. 0. Box 66100, Chicago, Illinois 60666 (hereinafter, "United") and Focal Communications Corporation, a Delaware corporation (hereinafter, "Purchaser").

                                   RECITALS

A. United is the owner of the Property (as hereinafter defined), commonly referred to as 1305 East Algonquin Road, Elk Grove Township, Illinois 60007;

B. Purchaser desires to purchase, and United is willing to sell, the Property upon and subject to the terms, provisions and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the foregoing Recitals and the parti respective representations, warranties, conditions, agreements, covenants, obligations and undertakings, and for other good and valuable consideration, United agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from United, in accordance with this Agreement, as follows.

Purchase and Sale Provisions; Purchase Price

1.1 Sale of Proper1y. United will sell to Purchaser and Purchaser will purchase from United, for the purchase price and on the terms and conditions set forth in this Agreement (A) that certain real property, consisting of approximately 13.14 acres of land commonly referred to as 1305 East Algonquin Road, Elk Grove Township, Illinois 60007; which is legally described and generally depicted on Exhibit A annexed hereto (the "Real Property"); (B) together with all buildings and improvements situated thereon, presently consisting of a two-story glass and concrete building containing approximately 52,000 square feet of space and a parking lot that accommodates approximately 520 standard spaces (the "Improvements"); plus
     (C) all water rights, mineral rights, development rights and air rights owned by United, if any, and all appurtenances to the Real Property and Improvements presently owned by United, if any, and (D) all personal property situated in or on the Real Property, if any, which personal property is described in the Bill for Sale, annexed to this Agreement as Exhibit B. United does not represent that it owns any water rights, mineral rights, air rights, or development rights in respect to the Property.

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1.2 Purchase Price. Purchaser will pay to United as the total purchase price and consideration for the Property the sum of $2,350,000.00 (the "Purchase Price"), payable as follows:

A. Deposit. Concurrently with Purchaser's execution of this Agreement, Purchaser will deliver the sum of $25,000 (the "Deposit") to Escrow Holder (as provided in Section 3 below), in immediately available funds, for deposit into an interest-bearing account (the "Escrow", as defined in Section 2 below), to be held and disbursed as earnest money, subject to the terms of this Agreement. In the event that Purchaser fails to deliver the Deposit to Escrow Holder within five (5) business days of the execution of this Agreement by Purchaser, then United may terminate this Agreement by written notice to Purchaser and Escrow Holder, and thereupon the Agreement will immediately terminate and be of no further force or effect.

B.   Balance at Closing. At Closing, as defined in Section 8 of this
     Agreement, Purchaser will pay to United an amount equal to the (i) difference between the Purchase Price and the Deposit, (ii) plus or minus prorations and other adjustments, but only to the extent that prorations and adjustments are expressly authorized under this Agreement. The balance payment at Closing will be made by cash or by certified cashier's check, or by a wire transfer of immediately available federal funds.

2.   Escrow; Closing Conditions

2.1 Escrow. No later than five (5) business days after the execution of this Agreement by Purchaser and United, Purchaser and United will (A) open an escrow (the "Escrow") with Chicago Title Insurance Company (the "Escrow Holder") and
(B) deliver to Escrow Holder a fully executed copy of this Agreement together with an authorization to act in accordance with the terms of this Agreement. The aforesaid authorization, together with Escrow Holder's standard provisions, will become part of this Agreement, whether or not annexed hereto; provided, however, that in the event of any conflict of inconsistency between such standard provisions on the one hand and this Agreement on the other hand, the inconsistency shall be resolved by giving precedence to this Agreement and this Agreement will control. All charges associated with the Escrow, including the Escrow Holder's fees, will be shared equally by Purchaser and United. Purchaser will be entitled to all interest earned by the Deposit (subject, however, to the provisions of Section 7 hereof), which interest, if any, will be disbursed to Purchaser or credited to the Purchase Price at Closing

2.2  Title and Title Insurance
                                    Page 2
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A.   Title Report; Approval of Title by Purchaser. United will employ reasonable and diligent efforts to cause a preliminary report for the Property (the "Title Report"), issued by Chicago Title Insurance Company ("Title Insurer"), together with copies of all title documents referred in the Title Report, to be delivered to Purchaser not later than thirty (30) days following the execution of this Agreement by Purchaser and United. Thereafter, Purchaser will have ten (10) business days from its receipt of the Title Report to approve or disapprove in a writing directed to the United any and all matters affecting title to the Property, other than the Permitted Title Exceptions, as defined below; it being understood and agreed that the failure of Purchaser to approve or disapprove any matter affecting title by written notice to United within the aforesaid ten
     (10)-day period will be deemed approval of such matter. Should Purchaser disapprove any matter of title, United shall determine, within ten (10) business days after United receives Purchaser's timely notice of disapproval, whether United is willing or able, in United's reasonable discretion, to cause such disapproved items to be eliminated prior to or at Closing. If United determines (in United's reasonable discretion), within such ten (10) business day period, that it is unwilling or unable to cause certain disapproved items to be eliminated prior to or at Closing, United shall give written notice to Purchaser and Escrow Holder identifying such matters, and thereupon, if Purchaser is unwilling to withdraw or waive Purchaser's disapproval of those matters, and provided that the matters disapproved by Purchaser do not constitute Permitted Exceptions or other matters that Purchaser, by the terms of this Agreement, does not have the right to disapprove, Purchaser may terminate this Agreement consistently with the terms and provisions hereof.

"Permitted Title Exceptions" will mean each and every one of the following: (i) the standard printed exceptions set-forth on the policy of title insurers; (ii) general and special taxes not then delinquent; (iii) any act(s) of Purchaser or any party under Purchaser's control or direction, and right(s) of persons claiming by, through or under Purchaser; (iv) an exception related to United's continued use of a portion of the Property, in accordance with the rights reserved by United pursuant to Section 5 hereof; (v) the existence of any areas constituting "wetlands" or "special flood hazard" areas, if any; (vi) the terms and provisions of any annexation of United's property (including the Property) by the Village of Mount Prospect, including voluntary annexation pursuant to an agreement between United and the Village of Mount Prospect, and (vii) any other matter which the Purchaser shall approve in writing.

It is understood that failure of Purchaser to confirm in a writing directed
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to the United its unwillingness to withdraw or waive previously disapproved matters shall be deemed Purchaser's waiver or reversal (as the case may be) of its prior disapprovals.

B. Title Commitment. Not later than thirty (30) days from the latest date on which Purchaser was entitled to, but did not, register its disapproval or rejection of the Title Report, as described in the preceding subsection
     (A), United will deliver (or cause the Title Insurer to deliver) to Purchaser, at United's cost and expense, a Title Commitment that conforms in all material respects to the Title Report. The commitment will be for an ALTA Owner's Title Insurance Policy for the Real Property, issued by the Title Insurer in the amount of the Purchase Price, covering title to the Real Property on or after the date hereof, showing United as owner of the Real Property, subject only to the Permitted Title Exceptions.

 C. Survey. United will employ diligent efforts to cause to be delivered to Purchaser, at United's cost and expense, not later than thirty (30) days after the execution of this Agreement by United and Purchaser, a current survey of the Real Property, dated no earlier than July 15, 1998, prepared by a surveyor licensed by the State of Illinois, which may be an Urban ALTA/ACSM Land Title Survey meeting Minimum Standard Details Requirements and Accuracy Standards adopted most recently by ALTA (hereinafter, the "Survey"). The Survey will reflect and confirm the correct legal description of the Property, the location of all Improvements, fences, easements, and rights of way. The Survey will show no encroachments onto the Real Property from any adjacent property, no encroachments by or from the Real Property onto any adjacent property, and no violation of or encroachments upon any recorded building lines, restrictions or easements affecting the Real Property. If the Survey discloses any such encroachments or violation or any exception or matter indicating possible rights of third parties other than the Permitted Title Exceptions, United will have not more than fifteen (15) business days to cause the Title Insurer to issue its endorsement insuring against damage caused by such encroachments or violations or unpermitted exceptions, and provide evidence of the insurance to Purchaser; provided, however, that in the case of any encroachments of the Real Property on adjacent property owned by United, United will have the option to waive or authorize the encroachment(s), if any. Purchaser shall be deemed to have approved the Survey unless Purchaser disapproves any matter therein by written notice to United within ten (10) business days.

D.   Title and Title Insurance. At Closing, United will convey title to the

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Real Property pursuant to a quit claim deed (the "Deed"), expressly subject to the Permitted Exceptions. United will convey title to any personal property by a Bill of Sale attached hereto as Exhibit B. At Closing, the title insurer will issue through Escrow an ALTA Form B Owner's Title Insurance Company, subject only to the Permitted Title Exceptions.

3.   Prorations and Closing Costs

3.1 Prorations in General. Utility charges, fuels, and all other items of accrued or prepaid expenses customarily prorated on the transfer of commercial property in Cook County, Illinois shall be prorated on an accrual basis as of the Closing Date, on the basis of most recent ascertainable amounts of, or other reliable information in respect to, each such items of expense, and the net credit to Purchaser or United will be paid in cash or as a credit against the Purchase Price payable at Closing. Any items prorated on an estimated basis at Closing shall be reprorated by the parties when and as the actual amount of such item or expense becomes known, and any adjustment due to reproration shall be effectuated no later than ten (10) days following final determination of the amount in question.

3.2 Prorations of Real Estate Taxes. All real estate taxes and assessments (general and special) will be prorated on a per diem basis and based on a 365-day year, as of the date of Closing, based on 100% of the most current tax bill available for the Property. Taxes prorated on an estimated basis on the Closing Date will be reprorated by the parties when the actual amount of the tax(es) becomes known, and any adjustment due to reproration will be effectuated not later than thirty (30) days following the final determination of the tax and demand by the party to whom the credit or adjustment is due. The parties' respective rights and obligations with respect to reproration will survive Closing.

3.3 Title Costs. United will pay the premium for the owner's portion of the title policy; the costs of procuring the Survey, and all state, county and municipal transfer taxes. Purchaser shall pay the premium to the extended coverage of the title policy and any endorsement requested by Purchaser, and (C) the charges for recording the Deed.

3.4 Escrow. All charges associated with the Escrow, including the Escrow Holder's fees, will be shared equally by United and Purchaser.

3.5 Professional Fees. Each party will be responsible for payment of the fees and expenses of its respective legal counsel and any professional adviser(s) that it may retain in connection with this Agreement and the transactions contemplated hereby.

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3.6  Delinquencies and Encumbrances. All expenses and charges insured in connection with the discharge of delinquent taxes, if any, or any liens and encumbrances on the Property (other than those created by or attributable to Purchaser) will be paid by United.

3.7 Deed. Purchaser will pay any charges for recording the Deed to effect the transfer of the Real Property.

3.8 Other Expenses. Any other Closing costs or charges shall be paid by the party that customarily pays such costs or charges in Cook County, Illinois.

4.   Condition of Property; Purchaser's Acknowledgments.

4.1 Properly to Be Sold "As Is." Purchaser shall accept the Property, if at all, in its present condition and "as is." Purchaser acknowledges and agrees that neither United, nor any of its agents have made, and United hereby disclaims, any representations or warranties, express or implied, concerning the physical, mechanical, geological, seismological or environmental condition of the Property; the quality, nature or adequacy of any utilities serving the Property; the present or future suitability of the Property for Purchaser's business and intended uses(s), or any other matter relating to the Property or its use, including, without limitation, any implied warranties of merchantability or fitness for a particular use. Purchaser additionally represents and warrants to United that Purchaser (A) intends to rely solely on its independent inspection and investigation of the Property; (B) United will not be obligated to make any alterations, additions, improvements or repairs to the Property on account of this Agreement, and that (C) subject to Purchaser's rights to investigate and evaluate the Property pursuant to Section 4 of this Agreement, no patent or latent physical condition of the Property, whether or not known or discovered, shall affect, in whole or in part, either party's rights and obligations under this Agreement.

4.2 Properly Reports. Purchaser acknowledges having received copies of the following reports assessments and studies concerning the Property Phase I Environmental Assessment and Focused Phase II dated 2/28/96 (collectively, "Property Reports"). Purchaser understands and acknowledges that the Property Reports were prepared by consultants or experts believed by United to be qualified to provide the analysis therein contained, provided, however, that United does not warrant the Property Reports' accuracy. completeness, comprehensiveness, or scientific validity, and United does not represent or warrant that the Property Reports are suitable for Purchaser's purposes.

4.3  Right of Entry; Feasibility Period. On or before the expiration of the period
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     commencing with the full execution of this Agreement and expiring on
     Closing (the "Feasibility Period"). Purchaser, its employees, agents and consultants will have the right to enter upon the Property, at Purchaser's sole cost and expense, in order to inspect and investigate the Property and to conduct any and all surveys, tests and studies that Purchaser deems necessary or convenient, provided that Purchaser will restore any damage done to the Property as result of any such tests, surveys or studies. Prior to any entry upon the Property, Purchaser shall designate in writing to United one or more representatives of Purchaser who shall accompany any of such persons each time they enter upon the Property. Such entry or review shall be made only after reasonable advance written notice to United by Purchaser and at times reasonably acceptable to United with due regard for United's ongoing use of the Property, or any facilities adjacent thereto. Purchaser shall indemnify and defend United against and hold United and the Property free and harmless from any and all claims, demands, liabilities, costs, expenses, penalties, damages, losses and liens, including without limitation, reasonable attorneys' fees, arising out of any such entry by Purchaser or its representatives, employees, agents, contractors or designees. The indemnity provided for herein shall survive the termination of this Agreement and/or the close of the Escrow. In the event that, at any time during the Feasibility Period, Purchaser, based on its investigation and inspection determines that the Property is not acceptable, Purchaser may terminate this Agreement by written notice to United, and thereupon, both parties' obligation (other than United's obligation to return to Purchaser the Deposit) shall terminate and be of no further force and effect.

4.4 Purchaser's Investigation and Inspection. Purchaser represents, covenants and warrants to United that Purchaser intends to rely solely on its independent inspection and investigation of the Property in order to determine whether the Property is in good order, repair, satisfactory condition, and suited for Purchaser's intended use and purposes therefor. Without limiting the generality of the foregoing, Purchaser represents and covenants that, prior to the Closing, Purchaser will have (A) made its own independent investigation of the Property and all other aspects of this transaction, and will have relied entirely on such investigation and on the advice of its independent consultant(s) (if any); (B) commissioned, engaged and procured such tests, studies, investigations and consultants as they in their respective reasonable, good faith judgment, deems appropriate or advisable in connection with the Property and this transaction, and (C) have reviewed all instruments, records and documents which Purchaser in its reasonable, good faith judgment, deems appropriate or advisable to review in connection with the Property, this Agreement and the transaction contemplated hereby. All such inspections, tests and studies conducted by Purchaser will be at Purchaser's sole cost, expense and risk. Purchaser's failue to notify United in writing prior to the expiration of the Feasibility Period of any substantial defects
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in the Property identified by Purchaser's investigations shall constitute and be deemed Purchaser's election to proceed to the Closing.

After any termination of this Agreement for whatever reason, Purchaser agrees promptly to deliver and assign to United (to the extent that they are assignable by Purchaser), without warranty and at no cost to United, copies of all reports. notes, assessments, studies (including technical data) prepared or obtained by Purchaser, its agents, contractors or consultants in connection with the Property, including all land plans, maps, engineering studies, soil studies, geological studies, environmental studies, test results, data and other engineering information in Purchaser's possession or under Purchaser's control, all of which shall become the property of the United.

4.5 Third Party Claims. Purchaser has been advised and understands that United previously received an offer to purchase the Property from the Lincoln Technical Institute ("Lincoln"). While United believes that no agreement exists between United and Lincoln and that United is free to enter into this Agreement and consummate the transactions called for hereunder, Purchaser understands that claims may be asserted by Lincoln, its brokers, affiliates or other entities. Accordingly, in the event that Lincoln, Sheldon Gross Realty, Inc., and/or any of their respective principals or affiliates ("Lincoln Parties") files a lawsuit or causes a lis pendens to be placed upon the Property, (i) United will not be deemed in default of this Agreement; (ii) United will have the right to terminate this Agreement upon a thirty (30) days' written notice to the Purchaser, and (iii) in the event that this Agreement is terminated, with the exception of United's obligation to return to Purchaser any Deposit received by United pursuant to this Agreement, neither party will have any further obligations hereunder.

     Without limiting or prejudice to United's rights under the preceding paragraph, United agrees that, in the event that Purchaser, without fault on its part, is named or subsequently joined as a party defendant in any such litigation or proceeding brought by the Lincoln Parties or any one of them, United shall indemnify and defend Purchaser in the litigation, but only so long and to the extent that it may do so without retaining separate counsel for Purchaser. Purchaser acknowledges and agrees that, in the event that, for any reason whatsoever, Purchaser's representation by separate counsel is required or desired, the cost thereof shall be the sole and exclusive obligation of Purchaser.

5.   United Reserved Rights

5.1 Reserved Space and Reserved Term. United reserves, and Purchaser hereby recognizes, acknowledges to United, the right to occupy and use a portion of the Property comprised of approximately 5,000 square feet and more

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particularly described and delineated on Exhibit C hereto (the "Reserved
Space"), without charge, for a term commencing on Closing and continuing for twenty-four (24) months therefrom ("Reserved Term"). Purchaser acknowledges that Exhibit C may also list, identify and describe those items of personal property that United will continue to maintain within the Reserved Space during the Reserved Term, which personal property will not be included in any sale, conveyance or other transfer of rights to Purchaser, but will remain the property of United, and shall be removed by United at the expiration of the Reserved Term.

5.2 Access and Permitted Use. During the Reserved Term, United shall have unrestricted access to the Reserved Space and the right to use and occupy same for and the personal property therein located for the conduct of activities supporting or related to United's business as an airline (including training and instruction); provided that United will cooperate with Purchaser's reasonable security procedures. Both parties will employ all reasonable and due care to avoid injury to persons and/or damage to each other's property.

5.3  Waiver of Subrogation, Release of Claims

Purchaser and United agree to have all fire and extended coverage and material damage insurance carried with respect to the Property, the property or any portion of either endorsed with a clause which waives all rights of subrogation that the insurer of one party might have against the other party. In the event that the waiver of subrogation is available only upon payment of additional premium, the party requesting the waiver of subrogation (not the party for whose benefit the waiver of subrogation is requested) will bear the additional cost. In the event that a party is unable to secure the issuance of the waiver of subrogation, the party will immediately cause the other party to be named as an additional insured on its fire and extended coverage policy.

Purchaser and United each hereby waive and release each other from each and every claim for recovery for any loss or damage to the Property or the Reserved Space, or Purchaser and United the contents of either, to the extent that such loss or damage is covered by valid and collectible fire and extended coverage insurance policies carried with respect to the Property or any portion thereof, without regard to whether such loss or damage was occasioned by the negligence of the other, its agents or employees.

5.4  Indemnification

A. Indemnification by United. Subject to the provisions for waiver of subrogation rights and the releases associated therewith, United agrees to
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indemnify and hold Purchaser harmless from any and all claims with respect to bodily injury or property damage arising from United's occupancy of the Reserved Space during the Reserved Term, but only to the extent caused by United's negligence or the negligence of any of its agents or employees.

B. Indemnification by Purchaser. Subject to the provisions for waiver of subrogation rights and the releases associated therewith, Purchaser agrees to indemnify and hold United harmless from any and all claims with respect to bodily injury or property damage arising in the course of United's occupancy of the Reserved Space during the Reserved Term, but only to the extent caused by Purchaser's negligence or the negligence of any of its agents or employees.

Purchaser and United may, but shall not be required to, execute a lease to govern United's continued occupancy of the Reserved Space.

6. United's Conditions to Closing. The obligations of United to consummate the Closing will be subject to and conditioned upon (A) Purchaser's execution of all Closing documents required in connection with the Closing; and (B) Purchaser's satisfaction of the conditions and requirements specified in Sections 1.2 and 4.2 of this Agreement, including specifically payment in full of the Purchase Price.

7. Purchaser's Conditions to Closing. The obligations of Purchaser to consummate the Closing will be subject to and conditioned upon approval by the Purchaser's Board of Directors of all reports arising out of any inspections, tests, studies or investigations undertaken by Purchaser or supplied to Purchaser, including, but not limited to environmental reports.

8. Closing. Closing with respect to this Agreement and the of the sale of Property shall mean (A) payment of the Purchase Price; execution and delivery of the Deed and Bill of Sale to the Property, and (B) shall occur within three (3) business days following the satisfaction or waiver of the conditions set forth in Sections 5 and 6 of this Agreement, and in any event, on or before August 30, 1998, unless said date is extended by the mutual written agreement of the parties. Unless otherwise agreed to by the parties, Closing will take place occur at the offices of the Title Insurer. Purchaser specifically acknowledges that its obligation to close shall not be waived, affected or diminished as a result of any change or proposed change in any governmental law, ordinance, statute, rule or regulation (including a change with an adverse impact on the transactions contemplated by this Agreement).

     In the event that United has satisfied all conditions to Closing, and Purchaser declines, fails, refuses or is unable to close. United (in addition to and without limiting any other

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rights available to United under this Agreement and applicable law), will be permitted to retain the Deposit, together with all interest earned thereon, as liquidated damages and not as a penalty.

8.1  United's Deliveries

     A.   The Deed;
     B.   The Bill of Sale;
     C.   An ALTA Statement in form required by the Title Insurer.

8.2  Purchaser's Deliveries.

     A.   An ALTA Statement in form required by the Title Insurer;
     B.   The Purchase Price minus the Deposit

8.3 Concurrent Deliveries. United and Purchaser will jointly deposit in the Escrow or deliver to each other at Closing an agreed proration statement, and certificates complying with the provisions of State of Illinois, County of Cook and local laws applicable to the determinations of transfer taxes.

9.   Representations and Warranties of United

9.1 United is a corporation duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business in and in good standing under the laws of the State of Illinois. United has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by United pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of United are and shall be duly authorized to sign the same on United's behalf and to bind United thereto. This Agreement and all documents to be executed pursuant hereto by United are and shall be binding upon and enforceable against United in accordance with their respective terms, and the transactions provided for in this Agreement, will not result in a breach of or constitute a default or permit acceleration of maturity under any indenture, mortgage, deed of trust, loan agreement or other agreement to which United or the Property is subject or by which United or the Property is bound.

9.2  United owns a marketable title to the Property.

9.3 To United's actual knowledge and belief, all documents provided to Purchaser by United in connection with this transaction are accurate and complete and United has no reason to believe that such documents are misleading.



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9.4  To United's actual knowledge and belief, (A) United has not been served or threatened in connection with any litigation or other proceedings respecting the Property or its use; (B) there are no pending or threatened actions or proceedings by any municipal, county, state or federal governmental authorities to enforce, terminate or suspend the effectiveness of any license, permit or other governmental approval applicable to the Property, and (C) except as expressly provided in this Agreement, the Property is not in violation of any applicable law.

9.5 To the best of United's actual knowledge and belief, (A) there are no unresolved disputes with any architect, designer, contractor or subcontractor involved in the design, construction, retrofitting, repair or maintenance of the Property concerning any defect in design, construction or maintenance of the Property or any improvements thereto; (B) Hazardous Substances (which shall mean hazardous substances or contaminants, as these may be defined, regulated and proscribed under any applicable law, federal, state or local) may be contained in or under the Property, as described in the Property Reports; and (C) United has provided to Purchaser (and/or will prior to Closing provide to Purchaser) any technical studies or reports concerning the Property that may become available to United in addition to the Property Reports; provided, however, that United does not represent or warrant that any such studies or reports exist, are in United's possession, or are suitable for Purchaser's purposes in connection with this Agreement.

9.6 No Implied Warranties. Except as expressly provided in this Agreement, United makes no representation or warranty with respect to the Property or any portion thereof, or otherwise in connection with the transaction contemplated by this Agreement.

10.  Representations and Warranties of Purchaser

10.1 Purchaser represents and warrants that it has sufficient equity funds or available credit to satisfy payment of the Purchase Price at Closing.

10.2 Purchaser acknowledges that the Property may be annexed by the Village of Mount Prospect, in the event that United and the Village of Mount Prospect enter into an agreement for voluntary annexation of the parcel of land owned by United, which includes the Property. United agrees to notify Purchaser of all material development in connection with the negotiation of said annexation.

10.3 Purchaser hereby represents and warrants to United that at the date of execution hereof and at and as of the closing, Purchaser is a corporation
     (A) validly

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     existing and in good standing under the laws of the state of its incorporation and the State of Illinois, and (B) duly authorized, qualified and licensed under any and all laws, ordinances, rules, regulations and requirements of all governmental authorities to do all things required of it under or in connection with this Agreement. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Purchaser are duly executed and binding on Purchaser.

11. Possession. Subject to United's Reserved Rights, as set forth in Section 5 hereof, possession of the Property will be delivered to Purchaser on Closing, concurrently with the delivery to Purchaser of (A) the Deed to the Real Property, and (B) of the Bill of Sale with respect to the personal property, if any.

12.  Destruction or Damage

12.1 Casualty Over $50,000. In the event of an insured or uninsured casualty to the Property prior to Closing having an estimated cost of repair which equals or exceeds $50,000, Purchaser shall have the right to terminate this Agreement by written notice to United within ten (10) business days after Purchaser learns of such casualty and the estimated cost of repair thereof. In the event Purchaser terminates this Agreement because of such casualty, the Escrow will terminate. If Purchaser does not provide the aforesaid notice, then this Agreement will remain in full force and effect; provided that, at United's election, (A) the Purchase Price will be reduced by the estimated cost of the repairs, as mutually agreed to by the parties, or (B) at Closing, United will assign to Purchaser any insurance proceeds payable with respect to such casualty and the right to make the insurance adjustment with the insurance company, in which event the Purchase Price will be reduced only by the amount of the applicable insurance deductible.

12.2 Casualty Under $50,000. In the event of an insured or uninsured casualty to the Property prior to Closing having an estimated cost of repair which is less than $50,000, this Agreement shall remain in full force and effect and there shall be no reduction in the Purchase Price of the Property except that, at United's election, (A) the Purchase Price will be reduced by the estimated cost of the repairs, as mutually agreed to by the parties, or (B) at Closing, United will assign to Purchaser any insurance proceeds payable with respect to such casualty and the right to make the insurance adjustment with the insurance company, in which event the Purchase Price will be reduced only by the amount of the applicable insurance deductible.

12.3 Cost of Repair. For purposes of this Section 12, the phrase "estimated cost of repair" shall mean an estimate obtained from a reputable independent consultant selected by United and reasonably approved by Purchasers, which approval Purchaser agrees not to unreasonably withhold or delay.

12.4 Insurance. United, at its expense, will maintain a fire and extended coverage insurance policy insuring the Property until Closing.

13. Condemnation. For the purposes of this Agreement, a taking by eminent domain of a portion of the Property shall be deemed to affect a "material part" if the taking exceeds ten percent (10%) of the land area of the Real Property. It is hereby understood that in the event of a taking of a "material part" of the Property, then Purchaser shall not be obligated to proceed to the Closing hereunder. In the event of such a condemnation of less than a "material part," Purchaser and United shall, nonetheless, proceed to Closing without abatement of the Purchase Price, but United shall assign to Purchaser all United's right to recover from the condemning authority.

14. Brokers. United hereby represents and warrants to Purchaser that United has not dealt with any broker or finder in respect to the transaction contemplated hereby except for whose commissions shall be paid by United; United hereby agrees to indemnify Purchaser for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by United. Purchaser hereby represents and warrants to United that Purchaser has not dealt with any broker or finder in respect to the transaction contemplated hereby except for Mercantile Realty Partners, L.L.C. and Grubb & Ellis and Purchaser hereby agrees to indemnify United for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation other than such brokers identified above claiming to have been engaged by Purchaser.

15.   Defaults.

15.1 Default by United. If there is any default by United under this Agreement prior to Closing, Purchaser may, at Purchaser's option, either (A) declare this Agreement null and void and of no force and effect, and each party shall thereupon be released from all obligations hereunder, or (B) bring an action against United for direct damages. These shall be the sole remedies of the Purchaser for any default by United at or prior to Closing, and Purchaser shall not be entitled to, and hereby waives, all rights to seek specific performance of this Agreement, or to file any notice of lis pendens, attachment, lien or encumbrance, or to take any other action that would impair United's ability to sell, transfer, or otherwise freely deal with the Property.

15.2 Default by Purchaser. Upon breach by Purchaser of any covenant or representation contained herein, United may, by notice to Purchaser, elect to terminate this Agreement and retain the Deposit and liquidated damages for such breach.

16. Release and Indemnification by Purchaser. If following Purchaser's inspection of the Property, the parties proceed to Closing with respect to the sale of the Property, Purchaser, for itself and for those claiming through it, including its successors in interest, does hereby agree to forever release, discharge, hold harmless, acquit, indemnify and defend United, its parent company, subsidiaries, affiliates, successors in interest, granted and assigns, and their respective officers, directors and employees (collectively, "Released and Indemnified Parties") from and against all losses, claims, demands, controversies, causes of action, liens, damages, judgments, fines, penalties, costs and expenses, including attorneys' fees (other as provided in Section 17.11 hereof), and from any and all liability or claimed liability, that any of the Covered Parties may incur or suffer as a result of or in connection with any (A) occurrence in, on or at the Property after the date of Closing; and (B) any condition of the Property as of the date of Closing.

     Notwithstanding the foregoing, Purchaser's obligations and undertakings of defense, hold harmless and indemnification under this Section 16 shall not extend to any claim of a third party, including an enforcement action brought by a governmental entity and irrespective of when initiated, to the extent that such claim or proceeding, if any, is premised on or alleges a noncompliance or violation of law, bodily injury or property damage occurring or sustained prior to Closing and based on a Pre-Closing Condition as defined below. A Pre-Closing Condition shall mean any condition in, on, or within the Property which, on the date of Closing (i) is defective, unsafe, or dangerous to life or limb; (ii) violates any applicable law, including any environmental law relating to Hazardous Substances, contamination or pollution of the environment, or (iii) constitutes a Hazardous Substance within the meaning of any applicable law.

17.  Miscellaneous

17.1 Entire Agreement; Amendments; Counterparts. This Agreement and Exhibits A and B, whether or not annexed hereto contain all the agreements, conditions, representations, warranties and understandings made between the parties with respect to the subject matter hereof, and supersede any and all prior agreements, proposals, solicitations, correspondence and other agreements or understandings, written or oral. This Agreement may not be changed, altered or modified in any respect except by an agreement in writing signed by the duly authorized representative of both parties.

17.2 Construction; Headings. This Agreement will be construed on the basis that both parties contributed substantially to its formation and preparation; no inference or presumption shall be accorded in favor of or against either party, and any uncertainty or ambiguity shall not be interpreted against any one party. The headings contained in this Agreement are provided for convenient reference only, and are not intended to define, alter or limit the scope of any provision of this Agreement.

17.3 Partial Invalidity. In the event that any provision of this Agreement will be deemed invalid, unenforceable or illegal, all remaining provisions of this Agreement will remain in full force and effect, provided, however, that if, in such event, the purpose of this Agreement is defeated, significantly compromised or frustrated, the parties shall use their respective good faith efforts to negotiate the reformation or modification of this Agreement, as appropriate, in order to carry out their intent. In the event that the parties are unable to agree on a mutually acceptable reformation or modification after ten (10) business days of good faith negotiations, either party may terminate this Agreement by a written notice to the other party.

17.4 No Implied Waiver. The failure or delay on the part of either party to enforce or exercise any of the rights set forth in this Agreement shall not constitute a waiver of such party's right to demand strict compliance with the terms of this Agreement, and the waiver by either party of any default or breach by the other party of any provision of this Agreement shall not operate as, or be deemed to operate as, a waiver of any subsequent or other default or breach.

17.5 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights to, or impose any obligations on, any person not a party hereto or the parties' respective duly authorized successors and assigns. Nothing in this Agreement is intended to relieve, discharge or limit the obligation or liability of any person to the parties or either one of them.

17.6 No Consequential Damages. It is acknowledged and agreed, that neither party shall be liable to the other party, and each party expressly waives, releases and relinquishes any and all claims against the other party for any indirect, special incidental or consequential damages, including, without limitation, lost revenues, lost revenue opportunities, lost profits or losses of prospective economic advantage, resulting from United's performance or failure to perform under this Agreement.

17.7 Rights Personal to Parties; No Assignment. It is acknowledged and expressly agreed that the rights conferred hereunder are personal to the parties hereto, and may not be assigned or transferred, in whole or in part, to a third party hereto (including any subsidiary, affiliate or parent corporation of either party), without the prior written consent of the other party, which consent may be withheld in each party's absolute discretion, and any attempted assignment or other transfer of this Agreement, in whole or in part, shall be null and void and of no force and effect; provided, however, that all rights specified hereunder shall be binding on and shall inure to the benefit of the parties' respective successors, including trustees and receivers.

17.8 Governing Law. This Agreement and any action in tort arising in connection with this Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Illinois, without regard to any choice of law principles.

17.9 Time of the Essence. The parties acknowledge and agree that time is of the essence in the performance of each and every covenants, obligation, requirement and condition of this Agreement.

17.10 Notices. Each notice or other communication given pursuant to this Agreement shall be in writing, and shall be delivered in person to the party to whom it is addressed, or sent by (A) United States registered or certified mail, return receipt requested; (B) a nationally recognized overnight courier service, or (C) by facsimile transmission. Mailed notices shall be postage prepaid, and all notices shall be addressed as follows.

To United:

If sent by U.S. mail:

United Air Lines, Inc.
P. 0. Box 66100
Chicago, Illinois 60666

Attention: Vice President
    Properties and Facilities

With a copy to: General Counsel and Secretary

If sent by overnight courier or delivered by messenger:

United Air Lines, Inc.
1200 East Algonquin Road
Elk Grove Township, Illinois 60007

To Purchaser:

If sent by U.S. mail:

Focal Communications Corporation
1200 North LaSalle Street, #800
Chicago, Illinois 60601
Attention: Director of Real Estate

With a copy to:

Focal Communications Corporation
1200 North LaSalle Street, #800
Chicago, Illinois 60601
Attention: Executive Vice President

If sent by overnight courier or delivered by messenger:

    Focal Communications Corporation
    1200 North LaSalle Street, #800
    Chicago, Illinois 60601
    Attention: Director of Real Estate

With a copy to:

Focal Communications Corporation
1200 North LaSalle Street, #800
Chicago, Illinois 60601
Attention: Executive Vice President

All notices shall be effective upon receipt, or upon attempted delivery where delivery is refused or mail is unclaimed. The addresses and addressees designated in this Section 16.10 may be changed by written notice given to the other party.

17.11 Attorneys' Fees. Each party shall bear and be responsible for, without right of reimbursement from the other party, all attorney's fees and other costs incurred in connection with the preparation, negotiation, execution, and performance of this Agreement. In addition, in the event of any controversy, claim or dispute to this Agreement, the Deed, Bill of Sale or the Property, or in the event that any action or proceeding shall be brought by either party in order to enforce the provision of this Agreement, or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all reasonable costs incurred in connection therewith, including attorneys' fees.

17.12 Interpretation. In this Agreement, unless otherwise expressly indicated or except where the context clearly requires otherwise:

A. The terms "hereto," "herein", "hereof," "hereunder" or any terms of similar meaning or import will be deemed to refer to this Agreement; the term "hereafter" will mean after, and the term "heretofore" will mean before the date of execution and delivery of this Agreement.

B. Any reference to this Agreement will be read and interpreted to mean and include all supplements, exhibits, schedules and other attachments hereto.

C. Terms importing the singular will be deemed also mean and refer to the plural and vice versa, and the use of any gender will be deemed to include all genders (words of the masculine gender will mean and include correlative words of the feminine and neuter genders), all as the context may require.

D. The phrase "and/or" will mean that any one of the referenced alternatives or combinations thereof will suffice or may be applicable.

E. The words "include" or "including" will not be construed as words of limitation, but will be construed as if followed by the phrase "but not limited to."

F. Terms "persons" will include corporations, partnerships, trusts, firms, associations, trusts and other legal entities, including public bodies, as well as natural persons;

G. Verbs used in the present tense will include the future tense, as the context may require.

H. Whenever, under the terms of this Agreement, the time for the performance of a covenant or condition, including a payment, falls on a Saturday, Sunday or an officially recognized holiday, such time for performance will be extended to the next business day. Otherwise, all references to "days" that are not otherwise qualified or described will mean calendar days.

I. All references to the knowledge or actual knowledge of United shall mean the knowledge of the following United employees: Larry Clark, Vice President-Properties and Facilities; Charles Henschel, Regional Manager-Airport Affairs, and Eva Stevens, Senior Counsel.

17.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

17.14 No Offer. Submission of this Agreement to Purchaser for examination or signature is not effective as an agreement to sell the Property or otherwise until execution by and delivery to Purchaser and United of an original of this Agreement.

     WHEREFORE, IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective, duly authorized representatives.

UNITED:

UNITED AIR LINES, INC.

By:
    -------------------------

Name:
      -----------------------

Title:
       ----------------------

Date:
      -----------------------


PURCHASER:

FOCAL COMMUNICATIONS CORPORATION

By:
    -------------------------

Name:
      -----------------------

Title:
       ----------------------

Date:
      -----------------------

Exhibit B

All personal Property currently located on the Property, except for any personal property located in the Reserved Space.

Exhibit C





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